Exhibit 99.1

SB Financial to Join Russell 2000 and Russell 3000 Indexes

DEFIANCE, OH – June 23, 2020 – SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management, private client and title insurance services, announced today that the Company will be added to the Russell 2000® and Russell 3000® indexes as part of this year’s reconstitution. The additions will be made effective after the U.S. markets open on June 29, 2020, according to a preliminary list of additions posted by the Russell Index on June 5, 2020.

“To be included in the Russell Index is a significant milestone for SB Financial and a testament to our team’s ability to achieve an essential component of our vision to operate as a high-performing organization. This key performance metric is vital in order to create sustained value for our shareholders,” said Mark Klein, Chairman, President and CEO. “We believe this accomplishment will help us increase our liquidity and create greater awareness of SB Financial within the investment community. As a member of these Russell indexes, we look forward to continuing to pursue strategies that create long-term value for each of our stakeholders.”

Annual Russell indexes reconstitution captures the 3,000 largest U.S. stocks as of May 8, ranking them by total market capitalization. Membership in the U.S. all-cap Russell 3000 Index, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000 Index, which is the most common benchmark for small capitalization companies, as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

About SB Financial Group, Inc.

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 21 offices; 20 in nine Ohio counties and one in Fort Wayne, Indiana, and 23 full-service ATMs. State Bank has six loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.

Investor Contact Information:

Mark A. Klein

Chairman, President and CEO

Mark.Klein@YourStateBank.com

Anthony V. Cosentino

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

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